As Filed with the Securities and Exchange Commission on September 2, 2009

Registration No. 333-139112

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact Name of Registrant as Specified in Its Charter)

ALBERTA, CANADA	001-32714	98-0570897
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 1080

HOUSTON, TEXAS 77010

(Address of principal executive offices)

(713) 739-1800

(Registrant’s telephone number, including area code)

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

J. Russell Porter, Chairman, Chief Executive Officer and President

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080, Houston, Texas 77010

(713) 739-1800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

T. Mark Kelly

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

713-758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

EXPLANATORY NOTE – REVERSE STOCK SPLIT AND RESULTING DEREGISTRATION OF

A PORTION OF COMMON SHARES

On December 4, 2006, Gastar Exploration Ltd. (the “Registrant”) filed a Registration Statement on Form S-8 bearing Registration No. 333-139112 (the “Registration Statement) to register 5,000,000 common shares of its common stock (“Common Shares”) that were authorized and reserved for issuance under the Registrant’s 2006 Long-Term Stock Incentive Plan (the “2006 Incentive Plan”). On June 10, 2009, the Registrant filed Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement in connection with the First Amendment to the 2006 Incentive Plan (the “Amended Plan”), effective as of April 1, 2009, as approved by the Registrant’s shareholders on June 4, 2009. According to the terms of the Amended Plan, the Registrant’s 2002 Stock Option Plan (the “2002 Plan”) merged with and into the 2006 Incentive Plan, resulting in the cessation of the existence of the 2002 Plan and the transfer of all Common Shares originally registered and reserved for issuance under the 2002 Plan (including any Common Shares subject to outstanding stock option awards previously granted under the 2002 Plan) to the Common Share reserve under the 2006 Incentive Plan. In order to affect the transfer, the 16,553,050 Common Shares that were transferred from the Common Share reserve under the 2002 Plan (the “Transferred Common Shares”) to the Common Share reserve under the 2006 Incentive Plan were re-registered pursuant to the Registrant’s Form S-8 Registration Statement bearing Registration No. 333-159882 (the “Transferred Common Shares Registration Statement”).

On July 23, 2009, the Registrant filed an article of amendment to its Articles of Incorporation with the Registrar of Corporations of Alberta, Canada for the purpose of affecting a consolidation of the Registrant’s Common Shares on a basis of one (1) new Common Share for each five (5) Common Shares outstanding (the “1-for-5 Reverse Split”) to be effective as of August 3, 2009. Accordingly, and pursuant to Section 11 of the 2006 Incentive Plan relating to adjustments upon changes in capitalization, the purpose of this Post-Effective Amendment No. 2 (“Amendment No. 2”) to the Registration Statement is to proportionately reduce the number of Common Shares covered by the Registration Statement in accordance with Rule 416(b) of the Securities Act of 1933, as amended. As a result, as of August 3, 2009, on a post-reverse stock split basis, this Registration Statement now covers a maximum of 1,000,000 Common Shares.

The content of the Registration Statement, as amended by Registration Statement Amendment No. 1, is hereby incorporated by reference into this Amendment No. 2. Except to the extent specified above, the Registration Statement, as amended by Amendment No. 1, is not amended or otherwise affected by this Amendment No. 2.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

This Amendment No. 2 is filed in accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8. Except for such changes as are set forth herein, the contents of the Registration Statement, as amended by Amendment No. 1, are incorporated by reference in this Amendment No. 2.

Item 8. Exhibits.

3.1	Articles of Amendment attached to and forming part of the Articles of Incorporation of Gastar Exploration Ltd., dated as of July 23, 2009 (incorporated herein by reference to Exhibit 3.1 to Gastar Exploration Ltd.’s Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Gastar Exploration Ltd. certifies that it has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 2, 2009.

GASTAR EXPLORATION LTD. (Registrant)

By:	/s/ J. Russell Porter
J. Russell Porter Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ J. Russell Porter	Chairman of the Board, Chief Executive Officer and President, (Principal Executive Officer)	September 2, 2009

/s/ Michael A. Gerlich	Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 2, 2009

* John M. Selser Sr.	Director	September 2, 2009

* Robert D. Penner	Director	September 2, 2009

/s/ John R. Rooney John R. Rooney	Director	September 2, 2009

* By:	/s/ Michael A. Gerlich
Michael A. Gerlich Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Document
3.1	Articles of Amendment attached to and forming part of the Articles of Incorporation of Gastar Exploration Ltd., dated as of July 23, 2009 (incorporated herein by reference to Exhibit 3.1 to Gastar Exploration Ltd.’s Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2009).